CHAIRMANSHIP AGREEMENT

This Chairmanship Agreement (the “Agreement”) is effective as of the 1st day of January, 2014, between Everest Reinsurance Group, Ltd., a Bermuda exempted company incorporated with limited liability (the “Company”), and Joseph V. Taranto (“Mr. Taranto”).

WITNESSETH

WHEREAS, Mr. Taranto will cease serving as Chief Executive Officer of the Company at the close of business on December 31, 2013, in accordance with the terms of his employment agreement dated July 1, 2012; and

WHEREAS, at its most recent Annual General Meeting held on May 15, 2013, Mr. Taranto was elected by the Company’s shareholders to serve on the Company’s Board of Directors (“Board”) as Chairman of the Board for a one-year term expiring on the date of the Company’s 2014 Annual General Meeting; and

WHEREAS, the Company wishes to continue to secure the services of Mr. Taranto as a Director and Chairman of the Board pursuant to the terms and conditions hereof; and

WHEREAS, Mr. Taranto is willing to accept such a role on the Company’s Board of Directors (the “Board”) and to enter into this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	POSITION; DUTIES; RESPONSIBILITIES

1.1    The Company hereby retains Mr. Taranto and Mr. Taranto hereby agrees to serve during the term of this Agreement as a non-employee director and Chairman of the Board of the Company (“Chairman”) in accordance with the Company’s Bye-laws and subject to annual election to the Board by the Company’s shareholders during the Company’s Annual General Meetings that occur over the Term of this Agreement; provided, however, that in no event shall Mr. Taranto be deemed an employee of the Company or any of its affiliates or be required to serve as a director of the Company unless he consents to do so.

1.2    During the course of his Chairmanship for the Term of this Agreement, Mr. Taranto agrees to devote such time as necessary to fulfill his duties as a Board member and Chairman.

1.3    As Chairman and Board member, Mr. Taranto’s duties shall include:

(a)	Attending all scheduled Board meetings during the year.

(b)	Serving on the Board’s Investment Committee.

(c)	Serving as the Board’s representative in consulting with the Company’s Chief Executive Officer (“CEO”) to approve share buybacks in accordance with the pending Board authorization for share buybacks.

(d)	Maintaining existing and developing new business relationships that will be beneficial to the Company.

(e)	Providing additional support, advice and counsel on any special or extraordinary projects as requested from time-to-time by the Board or the Company’s CEO.

2.	TERM

The term of this Agreement shall commence as of January 1, 2014 and shall continue through December 31, 2016, subject to Mr. Taranto’s annual election to the Board by the Company’s shareholders during the Company’s Annual General Meetings that occur over the Term of this Agreement.

3.	COMPENSATION

During the Term of this Agreement the Company shall pay Mr. Taranto:

3.1           An annual retainer of One Million Five Hundred Thousand Dollars ($1,500,000) (“Retainer”), payable quarterly on the 15th day of the second month of each quarter.

3.2           Standard annual director fees, including equity compensation pursuant to the Company’s 2009 Non Employee Director Stock Option and Restricted Stock Plan, as determined by the Board as compensation for all Board Members (“Director Fees”).

4.	EXPENSE REIMBURSEMENTS

During the Term of this Agreement, Mr. Taranto will be entitled to receive reimbursement by the Company for all reasonable, documented out-of-pocket expenses incurred by him in connection with his performing services hereunder.

5.	TERMINATION

5.1    Removal Without Cause.  In the event that (a) Mr. Taranto is removed from the Board without cause, or (b) the Company’s shareholders fail to elect Mr. Taranto to the Board at any Annual General Meeting occurring during the Term of this Agreement, then this Agreement shall immediately terminate, and Mr. Taranto shall have no further obligations of any kind under or arising out of this Agreement.  The Company shall be obligated to pay Mr. Taranto the following:

(i)    within sixty (60) days of the Agreement’s termination date, a lump sum cash payment equal to the remainder of the Retainer payments that Mr. Taranto would have earned had he remained on the Board for the entire Term of this

 Agreement, subject to a maximum payment of One Million Five Hundred Thousand Dollars ($1,500,000);

(ii)    all outstanding Director Fees earned but not yet paid up to the date of termination; and

(iii)    all reimburseable out-of-pocket expenses incurred by Mr. Taranto in connection with his duties but not yet paid.

5.2    Director Resignation for Good Reason.  If any of the following circumstances shall have occurred without Mr. Taranto’s express consent and shall have remained uncorrected for more than thirty (30) days following Mr. Taranto’s giving written notice of such occurrence to the Company, then this Agreement shall immediately terminate and Mr. Taranto’s resignation from the Board shall be deemed a “Resignation for Good Reason”: (a) a materially adverse change in the nature or status of his position or responsibilities as Chairman; (b) a reduction by the Company in the Retainer set forth in Section 3.1 of this Agreement; or (c) a material breach of this Agreement by the Company.  In the event of such Resignation for Good Reason, the Company shall pay to Mr. Taranto the sums set forth in section 5.1(i)-(iii).

5.3    Due Cause.  The Company may remove Mr. Taranto from the Board and terminate this Agreement at any time for Due Cause.  In the event of such removal for Due Cause, Mr. Taranto shall only receive all outstanding Director Fees earned but not yet paid up to the date of removal and any reimburseable out-of-pocket expenses incurred by Mr. Taranto in connection with his duties but not yet paid.  The term “Due Cause” shall mean (a) repeated and gross negligence in fulfillment of, or repeated failure of Mr. Taranto to fulfill, his material obligations under this Agreement, in either event after written notice thereof, (b) material willful misconduct by Mr. Taranto in respect of his obligations hereunder, (c) conviction of any felony, or any crime of moral turpitude, or (d) a material breach in trust committed in willful or reckless disregard of the interests of the Company or its affiliates or undertaken for personal gain.

5.4    For the sake of clarity and by way of example of how the calculus contained in section 5.1(i) would operate, if Mr. Taranto was removed from the Board without cause or Mr. Taranto resigned his directorship for Good Reason on July 1, 2014, he would receive a lump sum payment of $1,500,000 (i.e., $4.5M Retainer x 30/36 = $3.75M.  $3.75M > $1.5M, therefore payment capped at $1.5M due to Mr. Taranto).

In contrast, if Mr. Taranto was removed from the Board without cause or resigned his directorship for Good Reason on July 1, 2016, he would receive a lump sum payment equal to $750,000 (i.e., $4.5M Retainer x 6/36 = $750,000.  $750,000 < $1.5M, therefore payment of $750K due to Mr. Taranto).

6.	GOVERNING LAW.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of Bermuda without reference to the principles of conflict of laws.

7.	ENTIRE AGREEMENT

This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

8.	AMENDMENT OR MODIFICATION: WAIVER

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Mr. Taranto and by a duly authorized officer of the Company. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

9.	NOTICES

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to the Company:

Everest Re Group, Ltd.
Wessex House
45 Reid St., 2nd Floor
P.O. Box HM 845
Hamilton, HM DX, Bermuda
Attention: General Counsel

If to Mr. Taranto:

  160 Henry Street
Brooklyn, New York 11201

IN WITNESS WHEREOF, the parties have executed this Agreement as of June 19, 2013.

EVEREST RE GROUP, LTD.

/S/ SANJOY MUKHERJEE	/S/ JOSEPH V. TARANTO
Sanjoy Mukherjee	Joseph V. Taranto
Executive Vice President